                                     EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of January 1, 2014, is between Dice Inc., a Delaware corporation (the “Company”), with its principal place of business at 1040 Avenue of the Americas, New York, NY, and Pamela Bilash, an individual residing at _________________ (the “Employee”). In consideration of the Company securing the services of the Employee and the Employee’s undertaking employment with the Company, the Company and the Employee hereby agree to be bound by and comply with the following terms and conditions and agree as follows:

Section 1.At-Will Employment. Employee acknowledges and agrees that her employment status is that of an employee-at-will and that Employee’s employment may be terminated by the Company or the Employee at any time with or without cause, subject to the terms and conditions in the Addendum hereto.
Section 2.    Compensation. In consideration of the services to be rendered hereunder, the Employee shall be paid in accordance with the Addendum hereto.
Section 3.    Employee Inventions and Ideas.
(a)    The Employee will maintain current and adequate written records on the development of, and disclose to the Company, all Inventions (as defined herein). “Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Employee solely or jointly with others during the term of the Employee’s employment with the Company, which refer to, are suggested by, or result from any work which the Employee may do during her employment, or from any information obtained from the Company or any affiliate of the Company.
(b)    The Inventions shall be the exclusive property of the Company, and the Employee acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to the Company. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by the Employee for the Company, the Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to the Employee. At the Company’s expense, the Employee will assist the Company in every proper way to perfect the Company’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to the Inventions. The Employee agrees not to challenge the validity of the ownership by the Company or its designee(s) in the Inventions.
(c)    Should the Company be unable to secure the Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Employee’s mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee.
Section 4.    Proprietary Information.
(a)    The Employee will not disclose or use, at any time either during or after the term of employment, except at the request of the Company or an affiliate of the Company, any Confidential Information (as herein defined). “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, development, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including, but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean any and all information received by the Company from customers, vendors and independent contractors of the Company or other third parties subject to a duty to be kept confidential.
(b)    The Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by the Employee in the course of or incident to her employment, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment. Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

Section 5.    Limited Agreement Not to Compete.
(a)    While employed by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of the Company. Notwithstanding the foregoing, the Employee may own less than two percent (2%) of any class of stock or security of any corporation, which competes with the Company listed on a national securities exchange.
(b)    While employed by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, solicit for employment any person who was employed by the Company at the time of the Employee’s termination from the Company.
Section 6.    Company Resources. Other than incidental personal use, the Employee may not use any Company equipment for personal purposes without written permission from the Company. The Employee may not give access to the Company’s offices or files to any person not in the employ of the Company without written permission of the Company.
Section 7.    Post-Termination Period. Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by the Employee, or whether it results from access to Confidential Information or the Company’s equipment, facilities, and data, the Employee agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims relating to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Employee or with the aid of the Employee within one (1) year after termination of employment. The Employee can rebut the above presumption if she proves the idea, process or invention (i) was first conceived or developed after termination of employment, (ii) was conceived or developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by the Employee for the Company or from work performed by another employee of the Company to which the Employee had access.
Section 8.    Injunctive Relief. The Employee agrees that the remedy at law for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate, the Company will suffer immediate and irreparable harm, and the Company shall be entitled to injunctive relief in addition to any other remedy at law which the Company may have.
Section 9.    Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.
Section 10.    Survival. Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 and the Addendum survive the termination of this Agreement.
Section 11.    Representations and Warranties. The Employee represents and warrants that the Employee is not under any obligation to any third party which could interfere with the Employee’s performance under this Agreement, and that the Employee’s performance of her obligations to the Company during the term of her employment with the Company will not breach any agreement by which the Employee is bound not to disclose any proprietary information including, without limitation, that of former employers; provided that notwithstanding the foregoing, in the event employee determines that an action which the Company requests him to pursue would cause him to violate any such agreement, so informs the Company, and the Company instructs him to proceed with such action, Employees proceeding with such action shall not be deemed to be a violation of this representation and warranty.
Section 12.    Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law rules.
Section 13.    General. This Agreement supersedes and replaces any existing agreement between the Employee and the Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. The Employee agrees that she will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing contained in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.

Section 14.    Employee Acknowledgment. The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment.
AGREED TO BY:
DICE INC.
Sign: /S/ MICHAEL P. DURNEY
Date: January 9, 2014
Pamela Bilash
Sign: /S/ PAMELA BILASH
Date: January 9, 2014

Addendum to Employment Agreement – Pamela Bilash (Employee)
Section 1.    Title and Job Description. The Employee shall be employed on a full-time basis as Senior Vice President, Human Resources, of Dice Holdings, Inc. In such capacity, the Employee shall be responsible for the human resources function of the Company and any other responsibilities reasonably assigned by the Company from time to time. The Employee shall report to the President and CEO of the Company.

Section 2.    Compensation. In consideration of the services to be rendered hereunder: the Employee shall be paid an annual base salary of $275,000 per year, plus Employee shall be eligible for an annual target bonus of 40% of the Employee’s annual base salary based upon Company performance and MBOs.
The Employee shall be granted 30,000 stock options (“Stock Options”) and 15,000 shares of restricted stock (“Restricted Stock”) on the administration date following the initial date of the Employee’s employment with the Company, made pursuant to the terms and conditions of the Company’s 2012 Equity Award Plan (the “Stock Option Plan”) and option-granting documents and subject to approval by the Compensation Committee or the Board of Directors. The Stock Options shall vest over four years, with twenty-five percent (25%) vesting upon the first anniversary of the grant and six and one-quarter percent (6¼%) vesting quarterly thereafter. The Restricted Stock shall vest over four years, with twenty-five percent (25%) vesting upon the first anniversary of the grant and twenty-five percent (25%) vesting upon each anniversary thereafter.
The Employee shall be eligible for all employee benefits under the Company’s benefit plans in effect from time to time, including health, prescription, life, dental, vision, short-term and long-term disability, flexible spending account, and 401(k) Plan. The Employee shall be entitled to 20 days of vacation per calendar year.
The Employee’s compensation shall be reviewed on at least an annual basis.

Section 3.    Severance. In lieu of any severance pay or severance benefits otherwise payable to the Employee under any plan, policy, program or arrangement of the Company or its subsidiaries, the following shall apply:

(a)    Whereas the Employee was previously employed by a subsidiary of the Company (OnTargetJobs, Inc.), wherein she was eligible for a continuation of base salary for a period of twelve (12) months following the date of a covered termination,
(i)    for the period from January 1, 2014 through December 31, 2014, if there is a termination of the Employee’s employment with the Company without “Cause” (as defined herein), the Employee shall be entitled to receive a lump-sum severance payment equal to one hundred percent (100%) of her then current annual base salary.
(ii)    for the period from January 1, 2015 through December 31, 2015, if there is a termination of the Employee’s employment with the Company without Cause, the Employee shall be entitled to receive a lump-sum severance payment equal to seventy-five percent (75%) of her then current annual base salary.
(b)    After December 31, 2015, if there is a termination of the Employee’s employment with the Company without Cause, the Employee shall be entitled to receive a lump-sum severance payment equal to fifty percent (50%) of her then current annual base salary.
(c)    If there is a termination of the Employee’s employment with the Company without Cause, the Company will pay the COBRA premiums for medical and dental benefits for Employee and Employee’s spouse and eligible dependents for the twelve (12)-month period following Termination, should Employee elect to continue medical and dental coverage under the Employer’s plan and meet eligibility requirements.
(d)    Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 3, Employee shall have executed a customary general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release (including the statutory seven (7) day revocation period, if applicable) shall have expired.

Section 4.    Definitions. For purposes of this Agreement only, “Cause” shall mean (i) embezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to the Company, (v) acts of fraud or deceit by the Employee which causes material economic harm to the Company, (vi) material breach of any provision of the Employment Agreement by the Employee, (vii) willful failure by the Employee to substantially perform such Employee’s duties hereunder, (viii) willful breach of fiduciary duty by the Employee to the Company involving personal profit or (ix) significant violation of Company policy of which the Employee is made aware (or such Employee should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company. No act, or failure to act on the part of the Employee, shall be deemed willful unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.
Section 5.    Excise Tax
. In the event that the Employee becomes entitled to the payments and benefits provided in Section 3 (the “Severance Payments”) of this Addendum to the Employment Agreement, if any of the Severance Payments will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Severance Payments and any Federal, state and local income and employment tax and Excise Tax upon the payments and benefits provided for by Section 5 of this Addendum to the Employment Agreement, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a change in ownership or control (within the meaning of section 280G of the Code and the regulations promulgated thereunder) of the Company or the Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason (whether pursuant to the terms of the Employment Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(l) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections  280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state and local taxes.
Section 6.    Withholding
All amounts payable hereunder shall be subject to and paid net of all required withholding taxes.
AGREED TO BY:
DICE INC.
Sign: /S/ MICHAEL P. DURNEY

Date: January 9, 2014
Pamela Bilash
Sign: /S/ PAMELA BILASH

Date: January 9, 2014

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